FOR FURTHER INFORMATION:

At the Company:					At the Financial Relations Board:
Elaine Bacon 							Bill Schmidle, Analyst Inquiries
513-489-5400   					312-640-6753
shinfo@cnmw.com					Karl Plath, General Inquiries
          										312-640-6738

FOR IMMEDIATE RELEASE

Cincinnati Microwave Issues Statement

CINCINNATI, February 13, 1997 Cincinnati Microwave, Inc. (Nasdaq: CNMW) announced today that the Asset Purchase Agreement dated December 3, 1996 between BEL-Tronics U.S.A., Inc. and the Company has been terminated. The Company had previously announced that the transaction was subject to numerous conditions precedent including BEL-Tronics obtaining additional equity or debt financing on terms satisfactory to the parties and Cincinnati Microwave obtaining additional working capital to continue operations through the consummation of the transaction. Since certain conditions precedent to the consummation of the transaction have not been fullfilled, and are incapable of fulfillment, the agreement has been terminated.

The Company also said that it intends to file for protection under Chapter 11 of the U.S. Bankruptcy Code within the next several days.

The Company also announced that Joseph M. O'Donnell has resigned from the board of directors stating that he did not have the time available to meet his many commitments. Kurt H. Stump, Cincinnati Microwave's vice president and chief financial officer, has been appointed a director, effective yesterday.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The Company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data
(CDPD) network.

Additional information on the Company, its products and markets can be obtained from the Company's worldwide web site:
http://www.cnmw.com/welcome.htm. Information about Cincinnati Microwave also is available, free of charge via fax, by dialing 1-800-PRO-INFO and using ticker symbol CNMW.

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